Exhibit 99.1

Wescorp Closes $3.972 Million Financing
Monday December 18, 9:38 am ET

EDMONTON, ALBERTA--(MARKET WIRE)--Dec 18, 2006 -- Doug Biles, CEO of Wescorp Energy Inc. (OTC BB:WSCE.OB - News), today announced that the company has closed $3,972,075 US in financing by way of private placement. A total of 7,944,150 units were sold at a purchase price of $0.50 per unit. Each unit consisted of one share of common stock and one non-transferable share purchase warrant exercisable at $0.75 per share for a 24-month period. After six months from the date of issue, Wescorp has the ability to convert the warrants if the weighted average trading price of the Corporation's common shares as traded on the NASD OTC Bulletin Board for the previous ten (10) trading days was at least $1.50 per common share.

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Dr. Scott Shemwell, COO, commented, "This round of funding provides us with the working capital necessary to increase the revenue of our Flowstar business unit and develop other opportunities."

Chairman Steve Cowper added, "We intend to ramp up sales of Flowstar and continue to develop our other technologies. To accomplish that goal, we needed an infusion of new capital. I would view this successful round as an endorsement of Wescorp's management and its revised business plan by our new investors. We are determined to show all our shareholders that Wescorp has assembled a winning team."

Doug Biles, CEO concludes, "It is great to close this round of financing. Now that this item is complete, we hope to increase the level of confidence our shareholders have by exhibiting proper and strong business development."

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an energy services and engineering company committed to commercializing new technologies intended to increase existing production while also increasing economically recoverable petroleum reserves. The company has the drilling, production, and process optimization expertise to deliver technology solutions to market in a timely, economic and environmentally friendly manner.

Our Flowstar Technologies Inc. division (www.flowstardcr.com) produces advanced natural gas and gas liquids measuring devices based on a patented turbine-based Digital Chart Recorder (DCR) metering system. DCR meters are self-contained, energy-efficient units with integrated flow computers that are more accurate, easy to install and cost-effective than conventional flow-metering systems. They install directly near the well-head and do not require external power, metering loops, heated shelters or alcohol injectors to protect them from weather condition to -50 degrees C.

Ellycrack AS, a Norwegian corporation with which we have a binding agreement to enter into a joint-venture (www.ellycrack.com), is providing a permanent heavy oil upgrading pre-processing technology enabling low-cost transport to the refinery. In addition to the arrangement for a joint venture, we also own an approximate 13% equity interest in Ellycrack AS.

Wescorp shares currently trade on the NASD-OTC Bulletin Board under the symbol "WSCE".

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Contact:
Contacts:
Wescorp Energy Inc.
Investor Relations
David Jones
(705) 845-0933 or Toll Free: 1-877-247-1975
Email: djones@wescorpenergy.com